UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2015

Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)
(State or Other Jurisdiction of Incorporation or Organization)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)

(610) 325-5600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

(i)    Entry into Revolving Credit Agreement: On May 15, 2015, we, together with Brandywine Operating Partnership, L.P. (the "Operating Partnership"), through which we own our assets and conduct our business, entered into a revolving credit agreement (the “Revolving Credit Agreement”) that provides for a senior unsecured, revolving credit facility (the “Revolving Credit Facility”) in an initial amount of $600 million. On terms and conditions specified in the Revolving Credit Agreement, we may enter into unsecured term loans and/or increase the initial amount of the Revolving Credit Facility by up to, in the aggregate for all such term loans and increases, an additional $400 million.
 The Revolving Credit Facility includes a $65 million sub-limit for the issuance of letters of credit and a $60 million sub-limit for swing-loans.
The term of the Revolving Credit Facility is 48 months, subject to two six-month extensions on terms and conditions specified in the Revolving Credit Agreement.
At our option, loans outstanding under the Revolving Credit Agreement will bear interest at a rate per annum equal to (1) a London interbank offered rate that is the rate at which Eurodollar deposits for one, two, three or six months are offered plus between 0.875% and 1.55% per annum (the “Libor Margin”), depending on our credit rating or (2) a base rate equal to the greatest of (a) the Administrative Agent’s prime rate, (b) the Federal Funds rate plus 0.5% or (c) LIBOR for a one month period plus 1.00%, plus, in each case, a margin ranging from 0.0% to 0.55% based on our Operating Partnership’s credit rating. The Revolving Credit Agreement also contains a competitive bid option that allows banks that are part of the lender consortium to bid to make loan advances to our Operating Partnership at a reduced interest rate. In addition, our Operating Partnership is also obligated to pay (1) in quarterly installments a facility fee on the total commitment at a rate per annum ranging from 0.125% to 0.30% based on our Operating Partnership’s credit rating and (2) an annual fee on the undrawn amount of each letter of credit equal to the LIBOR margin. Based on our Operating Partnership’s current credit rating, the LIBOR Margin is 1.20%, the alternate base rate margin is 0.20% and the facility fee is 0.25%.
Our ability to borrow under the Revolving Credit Agreement is subject to our compliance with a number of customary financial and other covenants on an ongoing basis. Under these covenants and restrictions, we, together with our subsidiaries, must maintain (i) a fixed charge coverage ratio greater than or equal to 1.5 to 1.00; (ii) a minimum net worth; (iii) a leverage ratio less than or equal to 0.60 to 1.00, subject to specified exceptions; (iv) a ratio of unsecured indebtedness to unencumbered asset value less than or equal to 0.60 to 1.00, subject to specified exceptions; (v) ratio of secured indebtedness to total asset value less than or equal to 0.40 to 1.00; and (vi) a ratio of unencumbered cash flow to interest expense on unsecured debt greater than 1.75 to 1.00. In addition, we may not pay dividends or make distributions with respect to our equity in excess of 95% of our funds from operations (FFO) except to the extent necessary to enable Brandywine Realty Trust to continue to qualify as a REIT for Federal income tax purposes. These covenants and restrictions also limit our ability to incur additional indebtedness, grant liens on assets and enter into negative pledge agreements, merge, consolidate or sell all of substantially all of our assets and enter into transactions with affiliates. The Revolving Credit Facility is subject to customary events of default and are cross defaulted with one another.
Bank of America, N.A. serves as Administrative Agent, Swing Lender and Issuing Lender; Citibank, N.A. serves as Syndication Agent, Swing Lender and Issuing Lender; Citizens Bank, N.A., PNC Bank National Association, Royal Bank of Canada and The Bank of New York Mellon serve as Co-Documentation Agents; Bank of Montreal, Barclays Bank PLC, Suntrust Bank, TD Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, N.A. serve as Senior Managing Agents; and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. serve as Joint Lead Arrangers and Joint Bookrunners. The other banks that are included in the syndicate of lenders are listed in the Revolving Credit Agreement.

The foregoing is a summary of the material terms and conditions of the Revolving Credit Agreement, and is not a complete discussion. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, the form of which is attached as Exhibit 10.1 to this Form 8-K and incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement

 Concurrently with our entry into the Revolving Credit Agreement, as described in Item 1.01 of this Form 8-K, we terminated our Third Amended and Restated Revolving Credit Agreement dated as of December 15, 2011 (and with a scheduled maturity date of February 1, 2016), a copy of which we had filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2011.

Item 9.01    Financial Statements and Exhibits
Exhibits

10.1	Revolving Credit Agreement Dated as of May 15, 2015

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By: /s/ Thomas E. Wirth
Thomas E. Wirth
Executive Vice President and Chief
Financial Officer

Brandywine Operating Partnership L.P.,
By: Brandywine Realty Trust, its sole General Partner

By: /s/ Thomas E. Wirth
Thomas E. Wirth
Executive Vice President and Chief
Financial Officer

Date: May 21, 2015